EXHIBIT 10.01

SECOND AMENDMENT OF

EMPLOYMENT AGREEMENT OF HERBERT F. IMHOFF, JR.

This Second Amendment of Employment Agreement (the “Second Amendment”) is made and entered into by and between Herbert F. Imhoff, Jr. (the “Executive”) and General Employment Enterprises, Inc., an Illinois Corporation (the “Company”) (collectively, the “Parties”).

WHEREAS, the Parties entered into an Employment Agreement effective as of August 1, 2001 (the “Agreement”); and

WHEREAS, the Parties previously have amended the Agreement and now consider it desirable to further amend the terms and conditions of the Agreement by this Second Amendment;

NOW, THEREFORE, in accordance with Section 13 of the Agreement and in consideration of the mutual promises herein made, the sufficiency of which are expressly acknowledged, the Parties hereby agree that the Agreement shall be amended, effective January 1, 2009, in the following particulars:

1.             The following sentence is hereby added to Section 3(a) of the Agreement, as the fifth sentence thereof:

“Notwithstanding the terms of this Section 3(a), from January 1, 2009 through December 31, 2009 (the ‘Reduced Period’) the Company shall pay Executive an annualized rate of Three Hundred Fifty Thousand Dollars ($350,000) less tax and related withholdings; provided that, for all purposes of this Agreement, including, but not limited to, Section 2(b) relating to Termination, Section 3(b) relating to Performance Bonus, and Sections 4(a) through (d) relating to Vacation, Welfare Benefits, Supplemental Benefits, and Perquisites, the term ‘Base Salary’ shall continue to mean the Executive’s base salary at the annualized rate of Four Hundred Fifty Thousand Dollars ($450,000), less tax and related withholdings; provided further that, if Executive’s employment is terminated or the Company experiences a ‘Change in Control’ (as defined in Section 4(c) of this Agreement) during the Reduced Period, the Executive’s annualized rate shall automatically revert to Four Hundred Fifty Thousand Dollars ($450,000) for all purposes of this Agreement.”

2.            The following two sentences are hereby added to the end of the first paragraph of Section 4(c) of the Agreement:

“Notwithstanding the previous sentence, the Company shall not be required to make contributions to the Rabbi trust during the Reduced

Period. The Company’s obligation to make contributions to the Rabbi trust in the amount, time and form specified in the first sentence of this Section 4(c) shall immediately resume upon the termination of the Reduced Period. In the event of the Executive’s separation from service with the Company or a ‘Change in Control’ of the Company, the Company shall pay the Executive’s SERP benefits in accordance with the terms of the SERP.”

3.            The second paragraph of Section 4(c) of the Agreement is hereby deleted in its entirety and replaced with the following new second paragraph:

“For purposes of this Agreement, a ‘Change in Control’ shall be deemed to have occurred if any of the following events occurs, but only to the extent such event constitutes a ‘change in control event’ as that term is defined for purposes of Code Section 409A: (a) any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934), other than the Executive, the Company, a majority-owned subsidiary of the Company or any of its subsidiaries, or an employee benefit plan or related trust sponsored or maintained by the Company, (a ‘Person’) acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such person or persons) ownership of stock of the Company possessing thirty percent (30%) or more of the total voting power of the Company’s stock, but only if such person or group is not considered to effectively control the Company (within the meaning of Section 1.409A-3(i)(5)(vi) of the Treasury Regulations) prior to such acquisition; (b) a majority of members of the Board of Directors of the Company is replaced during any twelve-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors of the Company before the date of the appointment or election; (c) a Person acquires ownership of stock of the Company that, together with stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company, but only if such Person was not considered to own more than fifty percent (50%) of the total voting power of the stock of the Company prior to such acquisition; or (d) any Person acquires (or has acquired during the twelve-month period ending on the date of the most recent acquisition by such Person) assets from the Company that have a total gross fair market value (determined without regard to any liabilities associated with such assets) equal to or more than forty percent (40%) of the total gross fair market value of all of the assets of the Company (determined without regard to any liabilities associated with such assets) immediately before such acquisition or acquisitions, except where the assets are transferred to (i) a shareholder of the Company (immediately before the asset transfer) in exchange for or with respect to its stock, (ii) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company immediately after the asset transfer, (iii) a Person that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company immediately after the asset transfer, or (iv) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a person described in (iii), above, immediately after the asset transfer.”

4.             The following new Sections 19(d) and 19(e) are hereby added to Section 19 of the Agreement:

“(d)     Each payment under this Agreement or any Company benefit plan is intended to be treated as one of a series of separate payments for purposes of Code Section 409A and Treasury Regulation Section 1.409A-2(b)(2)(iii) (or any similar or successor provisions).

(e)       For purposes of this Agreement, the Executive’s employment is terminated when the Executive experiences a ‘separation from service’ within the meaning of Code Section 409A.”

5.           The Parties agree that the changes made by this Second Amendment shall not constitute a waiver of the Executive's right to terminate employment for Good Reason and receive severance under Section 2 of the Agreement for any changes or reductions other than those explicitly agreed to herein.

* * * *

IN WITNESS WHEREOF, the parties have executed this Second Amendment on this 27th day of January 2009.

GENERAL EMPLOYMENT ENTERPRISES, INC.	EXECUTIVE

By:	/s/ Sheldon Brottman	/s/ Herbert F. Imhoff, Jr.
Sheldon Brottman	Herbert F. Imhoff, Jr.

Chairman of the Compensation Committee

and member of the Board of Directors